Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

Non-GAAP Operating Loss Improves by 81% to $3.8 Million Compared to the First Quarter of 2009

BYDUREON Response to FDA Will Be Submitted This Week

BYDUREON Marketing Authorization Application Submitted to the European Medicines Agency

San Diego, CA — April 19, 2010 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended March 31, 2010. The Company reported total revenue of $174.1 million for the quarter ended March 31, 2010, which includes net product sales of $172.3 million. Non-GAAP operating loss was $3.8 million for the quarter ended March 31, 2010, compared to $19.9 million for the same period in 2009. GAAP net loss was $38.2 million, or $0.27 per share, for the quarter ended March 31, 2010, compared to $47.0 million, or $0.34 per share, for the same period in 2009. At March 31, 2010 the Company held cash, cash equivalents and short-term investments of $598.3 million.

“With the submission of our BYDUREON response this week, we are preparing to make this revolutionary treatment option available this year to the millions of patients living with type 2 diabetes,” said Daniel M. Bradbury, president and chief executive officer, Amylin Pharmaceuticals. “We remain focused on driving revenue from our currently marketed products, BYETTA and SYMLIN, and continue to exercise financial discipline so that we remain on track to generate sustainable positive operating cash flow by year end.”

First Quarter Highlights

Highlights of Amylin’s first quarter and recent activities include:

BYDUREON

•                  Received a complete response letter regarding the BYDUREON™ (exenatide for extended-release injectable suspension) New Drug Application (NDA) from the U.S. Food and Drug Administration (FDA), and the response to the letter will be submitted to the FDA this week

•                  Eli Lilly and Company submitted the marketing authorization application to the European Medicines Agency for BYDUREON

•                  Enrolled first patient in DURATION-6 clinical study, a head-to-head comparison of liraglutide, a GLP-1 analog, with results anticipated in the first half of 2011

•                  DURATION-1 manuscript published in Diabetes Care demonstrated that 52 weeks of treatment with BYDUREON produced sustained glucose control and weight loss

Obesity Program

•                  Announced the combination treatment of pramlintide/metreleptin will advance toward Phase 3 development

Financial Results

Net product sales of $172.3 million for the quarter ended March 31, 2010 include $149.8 million for BYETTA® (exenatide) injection and $22.5 million for SYMLIN® (pramlintide acetate) injection. This compares to net product sales of $179.3 million, consisting of $157.7 million for BYETTA and $21.6 million for SYMLIN for the same period in 2009.  Revenues under collaborative agreements were $1.9 million for the quarter ended March 31, 2010, compared to $1.1 million for the same period in 2009 and consist of the amortization of up-front fees received under the Company’s collaboration agreements.

Selling, general and administrative expenses decreased to $76.7 million for the quarter ended March 31, 2010 from $87.6 million for the same period in 2009. The decrease primarily reflects lower sales force spending and the Company’s reduced cost structure, partially offset by pre-launch expenses associated with BYDUREON.

Research and development expenses decreased to $41.8 million for the quarter ended March 31, 2010 from $46.7 million for the same period in 2009. The decrease primarily reflects lower development expenses for the Company’s obesity programs. This reduction reflects development expense cost-sharing with Takeda Pharmaceutical Company Limited through the Company’s obesity collaboration agreement and lower clinical trial expenses from trials that were completed in 2009.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $67.9 million for the quarter ended March 31, 2010, compared to $73.0 million for the same period in 2009.

Non-GAAP operating loss was $3.8 million for the quarter ended March 31, 2010, compared to $19.9 million for the same period in 2009. GAAP net loss for the quarter ended March 31, 2010 was $38.2 million, or $0.27 per share, compared to $47.0 million, or $0.34 per share, for the same period in 2009.

Conference Call

Amylin will webcast its Quarterly Update Call today at 8:30 a.m. ET/5:30 a.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its first quarter financial results. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate Web site at www.amylin.com.

To access the webcast, please log on to the “Investors” section of Amylin’s corporate Web site at www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 884-5695 (U.S./Canada) or (617) 786-2960 (international), participant passcode# 11172097. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international), passcode# 57594716.

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating loss excluding non-cash items and other items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating positive non-GAAP operating results by the end of 2010 is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN, and the revenues generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, such as the BYDUREON NDA, or sNDAs for label expansion requests may not be submitted timely or receive FDA approval; risks that BYDUREON, if approved, will not be launched in a timely manner; risks that our response to the FDA’s BYDUREON complete response letter may not be submitted in a timely manner and/or the information we provide in our response may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; risks that the BYDUREON marketing authorization application mentioned in this press release will not be approved; risks that our expense reductions will not be as large as we expect; risks that the restructured operations of our sales force will not produce the results we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, BYDUREON or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-K. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended March 31,
	2010	2009
Revenues:
Net product sales	$172,261	$179,332
Revenues under collaborative agreements	1,875	1,071
Total revenues	174,136	180,403

Costs and expenses:
Cost of goods sold	20,502	18,632
Selling, general and administrative	76,747	87,556
Research and development	41,827	46,748
Collaborative profit sharing	67,900	73,017
Total costs and expenses	206,976	225,953

Operating loss	(32,840)	(45,550)

Interest and other income, net	(5,363)	(1,404)

Net loss	$(38,203)	$(46,954)

Net loss per share - basic and diluted	$(0.27)	$(0.34)

Shares used in computing net loss per share - basic and diluted	142,702	138,804

A reconciliation of reported GAAP net loss to non-GAAP operating loss excluding non-cash items is provided in the table that follows (in thousands, unaudited):

	Quarter ended March 31,
	2010	2009
GAAP operating loss	$(32,840)	$(45,550)

Stock-based compensation	9,703	10,954
Other non-cash compensation	7,088	7,086
Depreciation and amortization	14,153	8,722
Amortization of deferred revenue	(1,875)	(1,071)

Non-GAAP operating loss	$(3,771)	$(19,859)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$598,251	$667,769
Accounts receivable, net	56,011	60,732
Inventories, net	93,518	99,700
Other current assets	95,523	78,481
Property and equipment, net	792,498	780,058
Other assets	39,973	39,679
Total assets	$1,675,774	$1,726,419

Liabilities and stockholders’ equity
Current liabilities	$300,797	$365,369
Other liabilities, net of current portion	303,543	294,754
Long-term debt	649,783	643,762
Stockholders’ equity	421,651	422,534
Total liabilities and stockholders’ equity	$1,675,774	$1,726,419

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CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Vice President, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com